Exhibit 21.1

LIST OF SUBSIDIARIES

Set forth below is a list of all subsidiaries of the Company as of December 31, 2005 the assets and operations of which are included in the Consolidated Financial Statements of NTK Holdings, Inc., except subsidiaries that, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary:

NAME OF SUBSIDIARY	Jurisdiction
Nortek Holdings, Inc.	Delaware
Nortek, Inc.	Delaware
Best S.p.A.	Italy
Best Deutschland GmbH	Germany
Best France S.A.	France
Broan-NuTone Canada, Inc.	Ontario, Canada
Venmar Ventilation Inc.	Quebec, Canada
Innergy Tech Inc.	Quebec, Canada
Venmar CES, Inc.	Saskatchewan, Canada
Venmar Ventilation (H.D.H.) Inc.	Quebec, Canada
Broan-NuTone LLC	Delaware
Aubrey Manufacturing, Inc.	Delaware
Broan Building Products (Huizhou) Co., Ltd.	China
NuTone Inc.	Delaware
Rangaire LP	Delaware
Eaton-Williams Holding Limited	United Kingdom
Elektromec S.p.A.	Italy
Jensen Industries, Inc.	Delaware
Linear LLC	California
Elan Home Systems, L.L.C.	Kentucky
GTO, Inc.	Flordia
M&S Systems, LP	Delaware
Niles Audio Corporation	Delaware
OmniMount Systems, Inc.	Michigan
Operator Specialty Company, Inc.	Michigan
Panamax Inc.	California
SpeakerCraft, Inc.	Delaware
Sunfire Corporation	Delaware
Xantech Corporation	California
Linear H.K. Manufacturing Ltd.	Hong Kong
Nordyne Inc.	Delaware
NORDYNE International, Inc.	Delaware
CES Group, Inc.	Delaware
Governair Corporation	Oklahoma
Mammoth, Inc.	Delaware
Mammoth China, Ltd.	Delaware
Temtrol, Inc.	Oklahoma
Ventrol Air Handling Systems Inc.	Quebec, Canada
Webco, Inc.	Missouri